Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invacare Corporation 2018 Equity Compensation Plan of our reports dated March 9, 2018 with respect to the consolidated financial statements and schedule of Invacare Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Invacare Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
May 22, 2018